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                                                                   EXHIBIT 9(h)



                          ESC STRATEGIC FUNDS, INC.



                                                             October 15, 1996

Furman Selz LLC
230 Park Avenue
New York, New York  10169

Dear Sirs:

     Pursuant to Section 18 of the Fund Accounting Agreement dated April 4, 1994, between ESC Strategic Funds, Inc. (the "Company") and Furman Selz LLC (the "Agreement"), a new portfolio has been established for which the Company would like to retain Furman Selz LLC as Accounting Agent. The terms and conditions of the Agreement as well as the compensation referred to in Section 14 therein will be the same for the new portfolio as for the Company's other portfolios referred to in the Agreement. The new portfolio to be added to the Accounting Agent Agreement is:


                       ESC Strategic Growth Fund, Inc.

     If the foregoing is acceptable and correctly sets forth the agreement between the Company and Furman Selz LLC, please so indicate by signing and returning this letter to the Company.


                                               Very truly yours,

                                               ESC STRATEGIC FUNDS, INC.



                                               By:  -----------------------
                                                    Name:   John J. Pileggi
                                                    Title:  Secretary

Accepted:

Furman Selz LLC




By:
       -----------------------
       Name:   John J. Pileggi
       Title:  Director